EXHIBIT 10.32

E M P L O Y M E N T  A G R E E M E N T

         THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of the 2nd day of August, 1999, by and between NeoMedia Technologies, Inc., a Delaware corporation with offices at 2201 Second Street, Suite 600, Fort Myers, Florida (the "Company") and William F. Goins III (hereinafter referred to as the "Executive").

         WHEREAS, the Company desires to enter into an agreement for the employment of Executive by the Company to be assured of the continued services of Executive and Executive desires to enter into employment by the Company on the terms and subject to the conditions provided herein.

         NOW, THEREFORE, in consideration of the premises and of the terms, covenants and conditions hereinafter contained, the parties hereto agree as follows:

1.       EMPLOYMENT, DUTIES AND AUTHORITY.

         1.1 Duties and Responsibilities. The Company hereby employs Executive and Executive hereby accepts employment by the Company as President and Chief Operating Officer, on the terms and subject to the covenants and conditions herein contained and in accordance with all Company policy and procedures, which may vary from time to time at the discretion of the Company. The Executive shall have such duties, responsibilities and authority commensurate with his executive position and as the by-laws of the Company provide and as the Board of Directors of the Company shall, from time to time, prescribe. During the term of Executive's employment hereunder, Executive shall devote his full time to the performance of his duties and responsibilities hereunder and will perform such duties and responsibilities faithfully and with reasonable care for the welfare of the Company. Executive shall provide services to the Company principally at Company corporate headquarters. During the term of his employment hereunder, Executive shall not perform any services, whether or not for compensation, for any person, firm, partnership, corporation or other entity of any kind or nature whatsoever, other than the Company, without the express written consent of the President of the Company; provided, however, notwithstanding the foregoing provisions to the contrary, Executive may volunteer his services to charitable, religious and not-for-profit organizations and may write articles and books provided that such activities do not prevent Executive from performing his services hereunder and the entities to which he provides such services or the other activities in which he engages are not in competition with the Company.

2.       COMPENSATION.

         2.1 Base Salary. The Company shall pay to Executive during the Initial Term (as hereinafter defined) of employment hereunder, and each renewal term, a salary of one hundred eighty thousand ($180,000) dollars per annum ("Base Salary"). The Base Salary shall be subject to review from time to time, whereby the Executive shall be eligible for salary increases at the discretion of the Compensation Committee of the Company Board of Directors. The Base Salary, less all amounts which the Company is required to withhold from such payments for applicable federal, state or local laws or regulation, shall be paid by the Company to the Executive in accordance with the Company's policies and procedures.

         2.2 Sign-on Bonus. In consideration of Executive's employment during the Initial Term, Company shall pay to Executive a cash sign-on bonus of twenty-five thousand ($25,000) dollars (the "Sign-on Bonus"). The Sign-on Bonus shall be paid with the Executive's first Base Salary paycheck, less all amounts which the Company is required to withhold from such payments for applicable federal, state or local laws or regulation.

         2.3 Stock Options. In further consideration of Executive's employment, Company grants to Executive stock options, from the 1998 Stock Option Plan, for 100,000 shares of the Company's common stock (the "Stock Options"), subject to approval by the Stock Option Committee of the Company's Board of Directors. Such options shall have an exercise price equal to the closing NASDAQ price for such stock on Executive's first date of employment, and shall vest in accordance with the Company's standard vesting schedule of twenty percent immediately upon grant, and

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an additional twenty percent upon each of the four successive annual anniversaries of such grant. The Stock Options shall be subject to the terms and conditions of the Stock Option Agreement and the 1998 Stock Option Plan. Executive shall be eligible for additional stock option grants, anticipated to be 100,000 additional Stock Options annually, at the discretion of the Compensation Committee and the Stock Option Committee of the Board of Directors, subject to the terms and conditions stated herein.

         2.4 Incentive Plan. Executive shall participate in, and be deemed an eligible employee of, the Company's Annual Incentive Plan for Management in accordance with the provisions of such plan. During the calendar year 1999, Executive shall be eligible for a performance bonus of 75% of Base Salary if the Company achieves 100% of its financial plan. Such bonus shall become payable at a reduced percentage rate if Company achieves 85% of its sales goal and 60% of its profitability goal. The 1999 bonus will be prorated based on the performance and length of employment of Executive during the calendar year 1999, and subject to all provisions of the Company's Plan.

         2.5 Payment During Absences. If Executive shall be absent from work on account of personal injuries or sickness, he shall, subject to the provisions of
Section 5.1(b), continue to receive the payments of Base Salary provided for in paragraph 2.1 hereof; provided, however, that any such payment may, at the Company's sole option, be reduced by the amount which the Executive may receive, for the period covered by any such payments, disability payments (i) pursuant to any disability insurance which the Company, in its sole discretion, may maintain, or (ii) under any governmental program for disability compensation.

3.       BENEFITS; EXPENSE REIMBURSEMENT.

         Executive shall be entitled to those benefits described in this Section 3, and shall not be entitled to any other benefits of any kind or nature whatsoever.

         3.1 Benefits. Executive shall receive all other benefits of employment available to other employees of the Company generally, including, without limitation, vacation time off, other time off, participation in any medical, dental or other group health plans or accident benefits, life insurance benefits, pension or profit-sharing plans, as shall be instituted by the Company, in its sole discretion. Set forth on Exhibit A hereto is a summary of the current benefits full time employees of the Company are entitled to receive. Any or all of such benefits may be modified or discontinued at any time or from time to time by the Company in its sole discretion (provided that such modification or discontinuance is applicable to all of the Company's full time employees) and the Company shall not have any obligation of any kind or nature whatsoever to provide Executive with any benefit in place of such modified or discontinued benefit (a substituted benefit), unless such substituted benefit is provided to all full time employees of the Company.

         3.2 Relocation Benefits. Executive shall be reimbursed for actual relocation expenses incurred in relocating his household from Illinois to Sarasota, Florida. Relocation expenses shall be paid in accordance with the Company's Relocation Policy, but shall not exceed the sum of twenty-five thousand ($25,000) dollars ("Relocation Benefits"). Executive shall be afforded Relocation Benefits only once, unless the corporate headquarters of the Company shall be relocated at least eighty (80) miles from its present location.

         3.3 Automobile Lease. Executive shall be eligible to participate in Company's Executive Automobile Leasing Program, and will be provided a vehicle in accordance with, and subject to, the terms of the Company's Executive Automobile Leasing policy. In accordance with applicable tax laws, the value of personal use of the company vehicle shall be reported as taxable income to the Executive.

         3.4 Expense Reimbursement. During the term hereof, the Company shall reimburse Executive for all reasonable and necessary business related expenses incurred by Executive in the performance of his duties hereunder, including without limitation, travel, meals, lodging, office supplies or equipment subject to such limitations, restrictions, reporting standards and policies and procedures that the Company may from time to time establish. Executive shall provide to the Company promptly after incurring any such expenses a detailed report thereof and such documentation


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as the Company shall from time to time require and as shall be sufficient to support the deductibility of all such expenses by the Company for federal income tax purposes.

4.       TERM.

         The employment of Executive hereunder shall be for a term commencing on August 1, 1999 and expiring on July 31, 2000 (the "Initial Term"). Upon the expiration of the Initial Term or any renewal term of Executive's employment hereunder, the term of such employment automatically shall be renewed for an additional term of one year unless Executive or the Company shall give notice of the termination of Executive's employment and this Agreement by written notice to the other no less than 60 days prior to the date of expiration of the Initial Term or any renewal term.

5.       TERMINATION BY COMPANY.

         5.1 Right To Terminate Prior To Expiration of Term. Notwithstanding any other provision herein contained to the contrary, the Company shall be entitled to terminate this Agreement and the employment of Executive prior to the expiration of the Initial Term or any renewal term: (a) for any reason (other than an event of default by the Executive) upon written notice to Executive; (b) immediately upon the occurrence of an event of default by Executive, as provided herein; or (c) upon Death or Disability of Executive, as defined herein.

         5.2 Event of Default by Executive. For purposes of Section 5.1, an event of default with respect to Executive shall include:

         (a) any failure by Executive to perform his duties and responsibilities hereunder in a faithful and diligent manner or with reasonable care and, if such failure can be cured, the failure by Executive to cure such failure within five days after written notice thereof shall have been given to Executive by the Company;

         (b) violation of Company policy, as prescribed from time to time by Company, and if such violation can be cured, the failure by Executive to cure such violation within five days after written notice thereof shall have been given to Executive by the Company;

         (c) embezzlement or conversion by Executive of any funds of the Company or any customer of the Company;

         (d) destruction or conversion by Executive of any property of the Company, without the Company's consent;

         (e)      Executive's conviction of a felony;

         (f)      Executive's adjudication as an incompetent;

         (g)      Executive's habitual intoxication;

         (h)      Executive's drug addiction;

         (i) Conduct unbefitting an executive of Company which, in the discretion of the Board of Directors of the Company, casts the Company in a shameful light;

         (j) The commission by Executive of an act resulting in injury to the business, property or reputation of the Company;

         (k) The commission of an act by Executive in the performance of his duties hereunder which amounts to negligence;


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         (l)      The refusal by Executive to perform, or substantial neglect of, the duties assigned to Executive;

         (m) Any violation of any statutory or common law duty of loyalty to the Company; or

         (n)      Executive's breach of paragraphs 7, 8, 9 or 10 hereof.


         5.3 Disability. For purposes of this Agreement, the term Disability means any physical or mental condition of Executive which, as determined by the Company in its sole discretion, is expected to continue indefinitely and which renders Executive incapable of performing any substantial portion of the services contemplated hereunder. The mere effort by Executive to carry on the duties of his employment shall not be sufficient if it is determined by the Company, in its sole discretion, that Executive is not making a substantial full-time contribution to the Company or Executive's actions as a whole are detrimental to the Company.

         5.4    Effect Of Termination.

         5.4.1 Termination Without Cause. In the event of termination of this Agreement and Executive's employment pursuant to Paragraph 5.1(a) hereof, all rights and obligations of the Company and Executive hereunder shall terminate on the date of such termination, subject to the following:

         (a) Executive shall be entitled to receive (subject to a right of setoff or counterclaim by the Company) all Base Salary and benefits which shall have accrued prior to the date of such termination. Notwithstanding anything to the contrary, the obligation of the Company for the payment of Base Salary or benefits for the remainder of the then-current Term shall terminate as of the date of such termination;

         (b) Executive shall be entitled to receive severance pay in an amount equal to Executive's actual Base Salary for the six (6) months immediately preceding such termination (the "Severance Pay"). In the event Executive shall not have been employed by Company for six months preceding such termination, Executive shall nevertheless receive Severance Pay, calculated as Executive's actual Base Salary for the number of actual months thus employed, plus an additional sum of one-twelfth (1/12th) the Base Salary stated in Section 2.1 for each additional month which when added to actual months thus employed shall equal a total of six (6) months. Severance Pay shall be payable, at the Company's option, in a lump sum distribution or in accordance with the Company's regular pay cycle, and in either case shall be subject to withholding for applicable federal, state or local laws or regulations; and

         (c) All rights of the Company or Executive which shall have accrued hereunder prior to the date of such termination and all provisions of this Agreement which are to survive termination of employment of Executive hereunder, including those arising under Section 7, 8, 9 and 10 shall survive such termination, and the Company and Executive shall continue to be bound by such provisions in accordance with their terms. Notwithstanding anything to the contrary, for the purposes of this section, the right to receive Base Salary or other compensation for the remainder of the then-current Term of this Agreement shall not survive.

         5.4.2 Termination For Cause. In the event of termination of this Agreement and Executive's employment pursuant to Paragraph 5.1(b) hereof, all rights and obligations of the Company and Executive hereunder shall terminate on the date of such termination, subject to the following:

         (a) Executive shall be entitled to receive (subject to a right of setoff or counterclaim by the Company) all Base Salary and benefits which shall have accrued prior to the date of such termination. Notwithstanding anything to the contrary, the obligation of the Company for the payment of Base Salary or benefits for the remainder of the then-current Term shall terminate as of the date of such termination;


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         (b) In the event such termination shall occur prior to expiration of the Initial Term, Company shall be entitled to recover, by set off or by any other legal means, a pro rata share of the Sign-on Bonus and Relocation Benefits paid to Executive, in an amount proportionate to the remainder of the Initial Term rendered unfulfilled by reason of such termination; and

         (c) All rights of the Company or Executive which shall have accrued hereunder prior to the date of such termination and all provisions of this Agreement which are to survive termination of employment of Executive hereunder, including those arising under Section 7, 8, 9 and 10 shall survive such termination, and the Company and Executive shall continue to be bound by such provisions in accordance with their terms. Notwithstanding anything to the contrary, for the purposes of this section, the right to receive Base Salary or other compensation for the remainder of the then-current Term of this Agreement shall not survive.

         5.5 Death of Executive. This Agreement and all rights and obligations of the parties hereunder shall terminate immediately upon the death of Executive except that the Company shall pay to the heirs, legatees or personal representative of Executive all compensation or benefits hereunder accrued but not paid to the date of Executive's death.

         5.6 Right to Set Off. The Company shall have the right to offset against any payment due Executive under this Agreement such amount as shall compensate the Company, or its affiliates, for any losses, injury or other damage sustained as a result of any act or omission to act of Executive regardless of whether such conduct gave rise to such termination. In the event that any such loss, injury or other damage cannot be ascertained with certainty within fourteen days after the termination of Executive's employment, the Company shall escrow all payments due Executive which are being set-off pursuant to the provisions of this subsection in an interest-bearing account until the amount of loss, injury or other damage can be ascertained, at which time any amount in excess of such estimated loss, injury, or other damage will be paid, with interest thereon as earned in such interest-bearing account, to Executive; provided, however, payment of any such amount to Executive shall not, in any manner or way whatsoever, release Executive from liability to the Company for any amount of such loss, injury, or damage sustained by the Company as a result of Executive's acts or omissions to act, regardless of such payments.

6.       TERMINATION BY EXECUTIVE.

         6.1 Executive's Right to Terminate. In addition to Executive's right to terminate set forth in Section 4, Executive shall be entitled to terminate his employment with the Company under this Agreement for any reason (other than upon an event of default by the Company) upon (a) sixty (60) days prior written notice to Company, or (b) immediately upon the occurrence of an event of default by the Company.

6.2      Event of Default By Company.

         6.2.1 For purposes of this Section 6, an event of default with respect to the Company shall mean:

         (a) Any failure by the Company to perform its obligations to Executive under this Agreement and (if such failure can be cured) the failure by the Company to cure such failure within thirty (30) days after written notice thereof shall have been given to the Company by Executive;

         (b) Company's filing a petition for relief under any chapter of Title a11 of the United States Code or a petition to take advantage of any insolvency laws of the United States of America or any state thereof;

         (c)  Company's making an assignment for the benefit of its creditors;

         (d) Company's consent to the appointment of a receiver of itself or of the whole or any substantial part of its property; or


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         (e) Company's filing a petition or answer seeking  reorganization under the Federal Bankruptcy Laws or any other applicable law or statute of the United States of America or any state thereof.

         6.2.2 For the purposes of this Section 6, an event of default by Company shall not occur merely if:

         (a) the Company should sell any or all of its assets, business units or lines of business;

         (b) the Company should acquire new assets, business units or lines of business;

         (c) the number of subordinates reporting to Executive shall increase or decrease; or

         (d) Executive is asked to assume reasonable additional or different job responsibilities not inconsistent with his expertise or job title.

6.3      Effect Of Termination.

         6.3.1 Termination Without Cause. In the event of termination of the Agreement by Executive in accordance with the provisions of Section 6.1(a) hereof, all rights and obligations of the Company and Executive hereunder shall terminate on the date of such termination, subject to the following:

         (a) Executive shall be entitled to receive all Base Salary and benefits which shall have accrued prior to the date of such termination. Notwithstanding anything to the contrary, the obligation of the Company for the payment of Base Salary or benefits for the remainder of the then-current Term shall terminate as of the date of such termination;

         (b) In the event such termination shall occur prior to expiration of the Initial Term, Company shall be entitled to recover, by set off or by any other legal means, a pro rata share of the Sign-on Bonus and Relocation Benefits paid to Executive, in an amount proportionate to the remainder of the Initial Term rendered unfulfilled by reason of such termination; and

         (c) All rights of the Company or Executive which shall have accrued hereunder prior to the date of such termination and all provisions of this Agreement which are to survive termination of employment of Executive hereunder, including those arising under Section 7, 8, 9 and 10 shall survive such termination, and the Company and Executive shall continue to be bound by such provisions in accordance with their terms. Notwithstanding anything to the contrary, for the purposes of this section, the right to receive Base Salary or other compensation for the remainder of the then-current Term of this Agreement shall not survive.

         6.3.2 Termination For Cause. In the event of termination of the Agreement by Executive in accordance with the provisions of Section 6.1(b) hereof, all rights and obligations of the Company and Executive hereunder shall terminate on the date of such termination, subject to the following:

         (a) Executive shall be entitled to receive all Base Salary and benefits which shall have accrued prior to the date of such termination. Notwithstanding anything to the contrary, the obligation of the Company for the payment of Base Salary or benefits for the remainder of the then-current Term shall terminate as of the date of such termination;

         (b) Executive shall be entitled to receive severance pay in an amount equal to Executive's actual Base Salary for the six (6) months immediately preceding such termination (the "Severance Pay"). In the event Executive shall not have been employed by Company for six months preceding such termination, Executive shall nevertheless receive Severance Pay, calculated as Executive's actual Base Salary for the number of actual months thus employed, plus an additional sum of one-twelfth (1/12th) the Base Salary stated in Section 2.1 for each additional month which when added to actual months thus employed shall equal a total of six (6) months. Severance Pay shall be payable, at the Company's option, in a lump sum distribution or in accordance with the Company's regular pay cycle, and in either case shall be subject to withholding for applicable federal, state or local laws or regulations.


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         (c) All rights of the Company or Executive which shall have accrued hereunder prior to the date of such termination and all provisions of this Agreement which are to survive termination of employment of Executive hereunder, including those arising under Section 7, 8, 9 and 10 shall survive such termination, and the Company and Executive shall continue to be bound by such provisions in accordance with their terms. Notwithstanding anything to the contrary, for the purposes of this section, the right to receive Base Salary or other compensation for the remainder of the then-current Term of this Agreement shall not survive.

7.       NON-COMPETITION AND NON-SOLICITATION.

         7.1 Non-Competition and Non-Solicitation. Executive agrees that, so long as he is employed by Company pursuant to this Agreement, and for a period of twelve (12) months following expiration of the term or termination of this Agreement, other than termination by Executive upon the occurrence of an event of default by the Company, he will not, directly or indirectly, as a sole proprietor, member of a partnership, stockholder, investor, officer or director of a corporation, or as an employee, agent, associate, consultant or material creditor of any person, partnership, corporation, joint venture, trust, business trust, association, firm, business organization or other entity of any kind or nature (hereinafter collectively referred to as "Entity") other than the Company or in any other capacity do any of the following:

         (a) Executive will not, in any manner or way whatsoever, own, manage, operate, finance, join, control, participate in the ownership, management, operation or be connected with, in any manner or way whatsoever, perform services for or otherwise carry on a business anywhere in the world where NeoMedia does business or is negotiating to do business at the time of termination which performs any of the services provided at any time by, or which utilizes or sells any of the products, software or tools developed, sold or owned at any time by, the Company or engages in business similar to the business of the Company at any time during the term of this Agreement;

         (b) Executive will not, directly or indirectly, induce or attempt to persuade any employee of Company to terminate such employment relationship in order to enter into any relationship with such person or to enter into any such relationship on behalf of any Entity whether or not such Entity is in competition with Company or any of its affiliates;

         (c) Executive will not, directly or indirectly, solicit any business related to the business conducted by Company from any clients, agencies of clients, customers, or agencies of clients or customers of Company; and

         (d) Executive will not, directly or indirectly, perform services of any kind or nature for any Entity which engages in or conducts any business that competes with the business of the Company.

         For the purposes of this Agreement, the words "directly or indirectly" as used in Section 7.1 herein shall include, but not be limited to, (i) acting as an agent, officer, director, representative, consultant, independent contractor, or employee of any Entity or enterprise, and (ii) participating in any such competing Entity or enterprise as an owner, partner, limited partner, member, joint venturer, material creditor or stockholder (except as a stockholder holding less than five percent (5%) interest in a corporation whose shares are traded on a national securities exchange or in the over-the-counter market unless Executive controls such corporation, either alone or with others).

         7.2      Acknowledgment.

         (a) Executive acknowledges that the restrictions set forth in Section 7 hereof are reasonable in scope and essential to the preservation of the Company's business and proprietary properties and interests, and that the enforcement thereof will not in any manner preclude Executive, in the event of Executive's termination of employment with the Company, from becoming gainfully employed in such manner and to such extent as to provide a standard of living for himself, the members of his family and those dependent upon him of at least to the sort and fashion to which he and they have become accustomed and may expect. Executive acknowledges that his expertise is of a special, unique, unusual, extraordinary and intellectual character, which gives said expertise a peculiar value, and that a breach by Executive of the provisions of this Section 7 cannot reasonably or adequately be compensated in damages in an action at law; and such a breach of any of these provisions will cause the Company irreparable injury and damage. Executive further


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acknowledges that he possesses unique skills, knowledge and abilities and that competition by him, in violation of the provisions of this Section 7 would be extremely detrimental to the Company. Accordingly, without limiting the right of the Company to pursue any and all legal and equitable rights available to it for violation of the covenants of this Section 7, the Company shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to preliminary and permanent injunctive and other equitable relief, without the necessity of posting any bond, to prevent a breach or to curtail any breach or threatened breach of this Section 7 both while this Agreement is in force and thereafter with respect to obligations continuing after the expiration or termination of this Agreement; provided, however, notwithstanding any provision herein contained to the contrary, no specification herein of a specific legal or equitable remedy shall be construed as a waiver or prohibition against the pursuing of other legal or equitable remedies.

         (b) Executive acknowledges that: (i) the provisions of this Section 7 are a material inducement to the Company to enter this Agreement; and (ii) if the provisions of this Section 7 were not included in this Agreement, the Company would not have entered this Agreement. It is the intent and understanding of each party that if, in any action before any court or agency legally empowered to enforce this covenant, any term, restriction, covenant or promise is found to be unreasonable and for that reason unenforceable, then such term, restrictions, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such a court or agency.

8.       CONFIDENTIAL INFORMATION AND INTELLECTUAL PROPERTY.

         8.1. Confidential Information. "Confidential Information" means information disclosed by the Company to Executive, or developed or obtained by Executive during his employment by the Company, provided that such information is not generally known in the business and industry in which the Company is or may subsequently become engaged, relating to or concerning the business, projects, techniques or methods of the Company, whether relating to financial data, marketing, merchandising, selling or otherwise. Without limitation, Confidential Information shall include all know-how, technical and financial information, ideas, concepts and processes relating to the business of the Company, whether now existing or hereafter developed, and all prices, customer names and customer lists.

         8.2 Intellectual Property. The term "Intellectual Property" shall mean all trade secrets, inventions, designs, developments, ideas, devices, methods and processes (whether or not patented or patentable, reduced to practice or included in the Confidential Information) and all patents and patent applications related thereto, all copyrights, copyrightable works and mark works (whether or not included in the Confidential Information) and all registrations and applications for registration related thereto, all Confidential Information, and all other proprietary rights contributed to, or conceived or created by, Executive (whether alone or jointly with others) at any time during Executive's employment by the Company that: (i) relate to the business or to the actual or anticipated research or development of the Company; (ii) result from any work that Executive performs for the Company; or (iii) are created using the equipment, supplies or facilities of the Company or any Confidential Information.

         8.3 Ownership. Executive shall promptly disclose to the Company all Intellectual Property made or conceived by him alone or jointly with others, from the date of this Agreement until Executive's employment with the Company is terminated and within the two year period immediately following such termination, relevant or pertinent, in any way, whether directly or indirectly, to the business of the Company or resulting from or suggested by any work which he may have done for the Company. Executive shall, at all times during his employment with the Company, assist the Company in every proper way (entirely at the Company's expense) to obtain and develop for the Company's benefit patents on such Intellectual Property, whether or not patented; and shall do all such acts and execute, acknowledge and deliver all such instruments as may be necessary or desirable in the opinion of the Company to vest in the Company the entire interest in such Intellectual Property.

         All Intellectual Property is, shall be and shall remain the exclusive property of the Company. Executive assigns to the Company all right, title and interest in and to the Intellectual Property; provided, however, that, when applicable, Company shall own the copyrights in all copyrightable works included in the Intellectual Property pursuant to the work-made-for-hire doctrine (rather than by assignment), as such term is defined in the United States Code, Title 17, entitled "Copyrights". All Intellectual Property shall be owned by the Company irrespective of any copyright notices or confidentiality legends to the contrary which may have been placed on such works by Executive or by others. Executive


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shall ensure that all copyright notices and confidentiality legends on all work product authored by Executive shall conform to the Company's practices and shall specify the Company as the owner for the work.

         8.4 Keep Records. Executive shall keep and maintain adequate and current written records of all Intellectual Property in the form of notes, sketches, drawings, computer files, reports or other documents relating thereto. Such records shall be and shall remain the exclusive property of the Company and shall be available to the Company at all times during Executive's employment and shall be turned over to Company at the conclusion of such employment. Executive shall keep all original documents and computer files at the office and the password to Executive's computer shall at all times be known by the Company's director of Human Resources.

         8.5 Further Assurances. During the period of Executive's employment by the Company and at all times thereafter, Executive shall promptly execute any and all declarations, assignments, applications and other instruments which the Company shall deem necessary to apply for and obtain patents and copyright registrations in any country or otherwise to protect the Company's interests in the Intellectual Property.

9.       NON-DISCLOSURE AND NON-USE.

         9.1 Non-Disclosure. Executive acknowledges and agrees that Executive may have access and contribute to information and materials of a highly sensitive nature (including Confidential Information and Intellectual Property) and that a purpose of this Agreement is to protect the legitimate business interests of the Company therein. Executive agrees that, during the period of Executive's employment by the Company and at all times thereafter, unless Executive first secures the written consent of the Company, Executive shall not use for Executive or anyone else, and shall not disclose to others, any Confidential Information, except to the extent such use or disclosure is required in the performance of Executive's assigned duties for the Company or by law or court order. Executive further agrees to use Executive's best efforts and utmost diligence to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.

         9.2 Required Disclosures. In the event that Executive is required by law or court order to disclose any Confidential Information, Executive: (i) shall notify the Company in writing as soon as possible, but in no event later than twenty (20) business days prior to any such disclosure except as required by court of law; (ii) shall cooperate with the Company to preserve the confidentiality of such Confidential Information consistent with applicable law; and (iii) shall use Executive's best efforts to limit any such disclosure to the minimum disclosure necessary to comply with such law or court order.

10.      WRITINGS AND WORKING PAPERS.

         Executive covenants and agrees that any and all originals and copies of all records, books, textbooks, letters, pamphlets, drafts, memoranda or other writings of any kind written by him for or on behalf of the Company or in the performance of Executive's duties hereunder, Confidential Information referred to in Section 8 hereof, Intellectual property, all notes, records, including but not limited to financial statements, calculations, letters, papers, records, computer hardware, computer disks, computer print-outs, customer lists, customer account records, documents, instruments, designs, programs, brochures, sales literature, policy and procedures manuals, however such information might be obtained or recorded (including electronic data storage systems), or any copies thereof, or any information or instruments derived therefrom, and drawings or any similar information of any type or description received by Executive or made or kept by him of work performed in connection with his employment by the Company and all computers, software and data and materials maintained in a medium other than paper shall be and are the sole and exclusive property of the Company and the Company shall be entitled to any and all copyrights thereon or other rights relating thereto. Executive agrees to return to the Corporation such information immediately upon termination of employment regardless of the reason for termination and regardless of which party terminates, and to execute any and all documents or papers of any kind or nature which the Company or its successors, assigns or nominees deem necessary or appropriate to acquire, enhance, protect, perfect, assign, sell or transfer its rights under this Agreement. Executive also agrees that upon request he will place all such notes, records, drawings and other items specified herein in the Company's possession and will not take with him without the written consent of a duly authorized officer of the Company any notes, records, drawings, blueprints or other reproductions relating or pertaining to or connected with his employment of the business, books, textbooks, pamphlets, documents work or investigations of the Company. The obligations of this Section shall survive the term of employment hereunder or the termination or expiration of the Initial Term or any renewal term hereof.

11.      INJUNCTIVE RELIEF.

         Without limiting the right of the Company to pursue all other legal and equitable rights available to them for violation of the covenants set forth in Sections, 8, 9 and 10, it is agreed that such other remedies cannot fully compensate the Company for such a violation and that the Company shall be entitled to injunctive relief to prevent violation or continuing violation hereof without the necessity of posting any bond; provided, however, notwithstanding any provision herein contained to the contrary, no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against the pursuing of other legal or equitable remedies. It is the intent and understanding of each party that if, in any action before any court or agency legally empowered to enforce this covenant, any term, restriction, covenant or promise is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such a court or agency.

12.      GENERAL.

         12.1 Assignment. The rights and duties hereunder of Executive shall not be assignable, without the express written consent of the Company. The Company can assign this Agreement to any successor. This Agreement shall be binding upon any successor to Company.

         12.2 Binding Effect. This Agreement shall be binding upon the parties hereto and their respective successors in interest, heirs and personal representatives and, to the extent permitted herein, their assigns.

         12.3 Severability. If any provision of this Agreement or any part hereof or application hereof to any person or circumstance shall be finally determined by a court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the remainder of such provision or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, shall not be affected thereby and each provision of this Agreement shall remain in full force and effect to the fullest extent permitted by law. The parties also agree that, if any portion of this Agreement, or any part hereof or application hereof, to any person or circumstance shall be finally determined by a court of competent jurisdiction to be invalid or unenforceable to any extent, any court may so modify the objectionable provision so as to make it valid, reasonable and enforceable.

         12.4 Survival. Except as otherwise explicitly set forth herein, Sections 5, 6 7, 8, 9, 10, 11, 12 and 13 shall survive any expiration or termination of this Agreement.

         12.5 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given, delivered and received
(a) when delivered, if delivered personally, (b) four days after mailing, when sent by registered or certified mail, return receipt requested and postage prepaid, and (c) the next business day after delivery to a private courier service, when delivered to a private courier service providing documented overnight service, in each case addressed as follows:

    If to the Company:        NeoMedia Technologies, Inc.
                                   2201 Second Street, Suite 600
                                   Fort Myers, FL 33901
                                   Attention: Chairman of the Board

    If to Executive:          William F. Goins, III
                                   7670 Solimar Circle
                                   Boca Raton, FL 33433


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

         12.6 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior written or oral negotiations, representations, agreements, commitments, contracts or understandings with respect thereto and no modification, alteration or amendment to this Agreement may be made or shall be effective unless the same shall be in writing and signed by both of the parties hereto.

         12.7 Waivers. No failure by either party to exercise any of such party's rights hereunder or to insist upon strict compliance with respect to any obligation hereunder, and no custom or practice of the parties at variance with the terms hereof, shall constitute a waiver by either party to demand exact compliance with the terms hereof. Waiver by either party of any particular default by the other party shall not affect or impair such party's rights in respect to any subsequent default of the same or a different nature, nor shall any delay or omission of either party to exercise any rights arising from any default by the other party affect or impair such party's rights as to such default or any subsequent default.

         12.8 Governing Law; Jurisdiction. For purposes of construction, interpretation and enforcement, this Agreement shall be deemed to have been entered into under the laws of the State of Florida, without regard to its conflicts of laws rules or principles, and its validity, effect, performance, interpretation, construction and enforcement shall be governed by and be subject to the laws of the State of Florida.

         12.9 Jurisdiction and Venue. Any and all suits for any and every breach of this Agreement shall only be instituted and maintained in any court of competent jurisdiction in the State of Florida and the parties hereto consent to the jurisdiction and venue in such court. The parties hereby waive the right to bring any action in any other jurisdiction. Executive waives any claim Executive may have that (a) Executive is not personally subject to the jurisdiction of any state or federal court located in the State of Florida, (b) Executive is immune from any legal process (whether through service or notice, attachment prior to judgment, attachment made in execution of judgment, execution or otherwise) with respect to Executive or Executive's property, (c) any such suit, action or proceeding is brought in an inconvenient forum, (d) the venue of any such suit, action or proceeding is improper, or (e) the provision of this section may not be enforced in or by such court.

         In any such action or proceeding, to the fullest extent permitted by applicable law, each of the parties hereby absolutely and irrevocably waives personal service of any summons, complaint, declaration or other process and hereby absolutely and irrevocably agrees that the service thereof may be made by certified or registered mail directed to such party at its address set forth herein.

         12.10 Assistance in Pending or Threatened Actions. Both before and after termination of employment, Executive shall provide the Company (without additional compensation) with assistance in any proceeding or threatened proceeding in which the Company, or any affiliate, is or may be a party; provided, however, that Executive shall only be required to give assistance with respect to matters of which he has knowledge or experience.

         12.11 Execution and Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall be binding when one or more counterparts have been signed by, and delivered to, each of the parties.

         12.12 Headings. Descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not, in any manner or way whatsoever, affect the meaning or construction of any provision of this Agreement.

         12.13 Certain Terminology. Except where the context otherwise requires, references to "this Section" or words of similar import shall be deemed to refer to the entire section and not a particular subsection and references to "hereunder", "herein", "hereof" or words of similar import shall be deemed to refer to the entire Agreement and not the particular section or subsection.

         12.14 Waiver of Construction Rule. Executive acknowledges and represents that Executive has read and understands the provisions of this Agreement, and has had the opportunity to consult with his legal advisor with respect to this Agreement and the provisions hereof. Accordingly, the rule of construction that an ambiguous provision shall be construed against the party drafting such provision shall not apply to this Agreement and the provisions hereof.

13.      ACKNOWLEDGMENT.

         Executive acknowledges and agrees that Executive has fully read and understands this Agreement, has had the opportunity to discuss this Agreement with Executive's attorney, has had any questions regarding its effect or the meaning of its terms answered to Executive's satisfaction, and, intending to be legally bound hereby, has freely and voluntarily executed this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

NEOMEDIA TECHNOLOGIES, INC.                  Executive:


By:____________________________              _______________________________
Charles W. Fritz                             William F. Goins, III
Chairman of the Board
and Chief Executive Officer


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

                                    EXHIBIT A
                           NEOMEDIA STANDARD BENEFITS

HEALTH INSURANCE & PRESCRIPTION DRUG CARD
This P.P.O. plan will be effective on the first of the month following thirty days of employment. The cost is $14.00 per pay period for single coverage and up to $28.00 per pay period for family coverage. In network services are not subject to a deductible. Pre-existing conditions are covered! Office visits are $15 if you go to a panel provider. Prescriptions are $5.00 for generics. Excellent well child care addendum.

DENTAL INSURANCE
There is no cost for this benefit. Single or Family coverage. Effective on the same day as the health insurance. Benefit has numerous parts and the benefit increases with continued dental visits.

SHORT TERM & LONG TERM DISABILITY INSURANCE
There is no cost for this benefit. Effective on the same day as the health insurance. STD is 60% of salary or $500 per week max. Coverage up to 13 weeks. LTD continues for up to $10,000 per month to age 65.

LIFE INSURANCE
There is no cost for this benefit. Effective on the same day as the health insurance. Coverage is two times your annual base pay for life and four times your base pay for accidental death and dismemberment.

LONG TERM CARE INSURANCE
There is no cost for this benefit for individual coverage. Effective on the same day as the health insurance. You may be able to enroll your spouse, parents, or grandparents in this benefit by paying their premium yourself. Coverage for nursing home and/or home health care services.

401K PLAN
Effective on date of hire. You may contribute up to 25% of your income up to $10,000 into a tax deferred investment plan. Contribution is 100% vested.

PAY PERIODS
Pay days are twenty-four (24) times per year. On the 15th of each month (pay for the 1st through 15th) and on the last day of the month (pay for the 16th through the last day of the month).

VACATION TIME OFF
New employees earn 3.333 hours per pay period. This increases to 5.000 hours per pay after 3 years service and 6.666 hours per pay after 5 full years of service.

OTHER TIME OFF
Employees earn 3.333 hours per pay for sickness/illness, 24.000 hours per year personal time off, and eight (8) holidays per year. There is no carry over and this is a calendar year basis.

TUITION REIMBURSEMENT
Full time employees may receive up to $2,200/yr in reimbursement for tuition, books and registration fees.

FLEXIBLE SPENDING ACCOUNTS
Employees may have pre tax income deferred for medical or dependent care expenses.

EMPLOYEE ACTIVITIES

NeoMedia sponsors several activities for you and your family including company picnics, weekend getaways, and professional sports outings.


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